IMAX CORPORATION

EXHIBIT 10.21

FIRST AMENDING AGREEMENT

This First Amending Agreement, dated as of December 9, 2015 (the “First Amending Agreement”), is made between IMAX CORPORATION, a corporation organized under the laws of Canada (the “Company”), and RICHARD L. GELFOND (the “Executive”).

WHEREAS, the Executive is currently the Chief Executive Officer of the Company and is employed pursuant to an Employment Agreement dated as of January 1, 2014, by and between the Company and the Executive (the “Agreement”); and

WHEREAS, the Board of Directors of the Company (the “Board”) and the Executive wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

2.	2016 Options: The 2016 Options which were to be granted to the Executive on January 5, 2016, shall instead be granted to the Executive as soon as practicable after, and conditional upon, shareholder approval of additional shares for issuance under the LTIP. Such approval is expected to be obtained on or around June 3, 2016 and in no event will such 2016 Options be granted to Executive later than July 1, 2016. The 2016 Options shall vest as follows: (i) 1/3 shall vest upon grant; (ii) 1/3 shall vest on September 1, 2016; and (iii) 1/3 shall vest on December 31, 2016.

3.	Except as amended herein, all other terms of the Agreement shall remain in full force, unamended.

IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this First Amending Agreement as of the date first set forth above.

IMAX CORPORATION

By:	/s/ Michael Lynne
Name: Michael Lynne
Title: Director

By:	/s/ Robert D. Lister
Name: Robert D. Lister
Title: Chief Legal Officer and
Chief Business Development Officer

EXECUTIVE:

/s/ Richard L. Gelfond
Richard L. Gelfond